Exhibit 5.1

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW

Washington, DC 20004-2541

October 19, 2023

BGC Group, Inc.

499 Park Avenue

New York, New York 10022

Re:	BGC Group, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to BGC Group, Inc., a Delaware corporation (the “Company”), in connection with the filing of the referenced Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the offer and sale of an indeterminate amount of the Company’s 3.750% Senior Notes due 2024 (the “2024 Senior Notes”), 4.375% Senior Notes due 2025 (the “2025 Senior Notes”) and 8.000% Senior Notes due 2028 (the “2028 Senior Notes” and, together with the 2024 Senior Notes and the 2025 Senior Notes, the “Notes”) in connection with market-making transactions by and through affiliates of the Company.

Each series of the Notes has been issued pursuant to a base indenture between the Company and UMB Bank, NA, as trustee (the “Trustee”), dated as of October 6, 2023 (the “Base Indenture”), as supplemented by a First Supplemental Indenture thereto relating to the 2024 Senior Notes (the “First Supplemental Indenture”), a Second Supplemental Indenture thereto relating to the 2025 Senior Notes (the “Second Supplemental Indenture”) and a Third Supplemental Indenture thereto relating to the 2028 Senior Notes (together with the First Supplemental Indenture and the Second Supplemental Indenture, the “Supplemental Indentures,” and the Base Indenture as supplemented by the Supplemental Indentures, the “Indenture”), each dated as of October 6, 2023.

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company, (ii) the Registration Statement and the prospectus included therein (the “Prospectus”), (iii) each of the Base Indenture and the Supplemental Indentures, and (iv) such other documents and records as we have deemed necessary.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, .pdf, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to the opinions expressed below, we have relied upon representations and certificates of officers of the Company and representations made by the Company in documents examined by us.

We have also assumed for purposes of the opinions expressed below that the Indenture has been duly authorized, executed and delivered by the Trustee; that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture; that the Indenture constitutes a legal, valid and binding obligation of the Trustee; and that the Indenture will be qualified under the Trust Indenture Act of 1939, as amended, upon the filing of the Registration Statement.

Based upon the foregoing, we are of the opinion that each series of the Notes constitutes legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

The opinions expressed above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, and (ii) general principles of equity (whether such principles are considered in a proceeding at law or equity), including the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing and standards of materiality.

We render the foregoing opinions as members of the bar of the State of New York and express no opinion as to laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

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